Amendment No. 1

to the Amended and Restated Bylaws of

Hersha Hospitality Trust

WHEREAS, Hersha Hospitality Trust (the “Company”) is governed, in part, by the Amended and Restated Bylaws of the Company (the “Bylaws”), and

WHEREAS, pursuant to and in accordance with Article XII of the Bylaws, the Board of Trustees of the Company has authorized, approved and adopted this amendment to be effective as of March 31, 2017.

NOW, THEREFORE, BE IT RESOLVED THAT:

1. AMENDMENT

The Bylaws are hereby amended by deleting Article XII of the Bylaws in its entirety and substituting the following in lieu thereof:

Article XII

AMENDMENT OF BYLAWS

“The Board of Trustees shall have the power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws; provided,  however, that any amendment to or repeal of Section 6(b) of Article III and to any provisions of Article IV relating to requirements that Independent Trustees serve on certain committees shall require the affirmative vote of at least 80% of the members of the Board of Trustees, including a majority of the Independent Trustees.

In addition, these Bylaws may also be adopted, altered or repealed, and new Bylaws may be made, pursuant to a binding proposal that is (a) submitted to the shareholders for approval at a duly called annual meeting or special meeting of shareholders by (i) the Board of Trustees or (ii) a shareholder who provides to the Trust a timely notice of such proposal that satisfies the notice procedures and all other relevant provisions of Sections 3 and 14 of Article II and who is, at the time such notice is delivered to the Trust and as of such meeting, a shareholder that satisfies the ownership and other eligibility requirements of Sections 3 and 14 of Article II and Rule 14a-8 under the Exchange Act, and (b) approved by the affirmative vote of the holders of a majority of the Shares then outstanding and entitled to vote on such proposal.”

2. NO FURTHER AMENDMENT

Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.  The Bylaws were amended and restated by the Board of Trustees effective as of February 10, 2012 and further amended by this Amendment No. 1 thereto, adopted as of March 31, 2017.